KPMG LLP
Suite 900
10 South Broadway
St. Louis, MO  63102-1761

Independent Accountants' Report

The Board of Directors
CitiMortgage, Inc. and CitiMortgage Asset Management, Inc.:

We have examined management's assertion, included in the the accompanying management assertion, that CitiMortgage, Inc. and subsidiaries and CitiMortgage Asset Management, Inc. (collectively referred to as the Company), complied with the minimum servicing standards set forth in the Morgage Bankers Association of America's Uniform Single Attestation Program for Mortgage Bankers as of and for the year ended December 31, 2004. Management is responsible for the Company's compliance with those minimum servicing standards. Our responsibility is to express an opinion on management's assertion about the Company's compliance based on our examination.

Our examination was conducted in accordance with attestation standards established by the American Institute of Certified Public Accountants and, accordingly, included examining, on a test basis, evidence about the Company's compliance with the minimum servicing standards specified above and performing such other procedures as we considered necessary in the circumstances. We believe that our examination provides a reasonable basis for our opinion. Our examination does not provide a legal determination on the Company's compliance with the minimum servicing standards.

In our opinion, management's assertion that the Company complied with the aforementioned minimum servicing standards as of and for the year ended December 31, 2004 is fairly stated, in all material respects.


/s/ KPMG LLP

St. Louis, Missouri
March 4, 2005




CITIMORTGAGE

CitiMortgage
1000 Technology Drive, Mail Station 820
O'Fallon, Missouri  63304


MANAGEMENT ASSERTION

As of and for the year ended December 31, 2004, CitiMortgage, Inc. and subsidiaries and CitiMortgage Asset Management, Inc. (collectively referred to as the Company) has complied,in all material respects, with the minimum servicing standards set forth in the Mortgage Bankers Association of America's Uniform Single Attestation for Mortgage Bankers. As of and for this same period, the Company had in effect a fidelity bond policy of $300 million and errors and omissions policy in the amount of $50 million.

Very truly yours,

/s/David Schneider
David Schneider, President & Chief Operating Officer of CitiMortgage,
Inc.

/s/Bill Beckmann
Bill Beckmann, President of Citigroup Real Estate Servicing and
Technology

/s/Arlene Hyde
Arlene Hyde, Managing Director of Servicing Division of Citigroup Real Estate Servicing and Technology

/s/Paul Ince
Paul Ince, Chief Financial Officer of CitiMortgage, Inc.

March 4, 2005


a member of citigroup